Exhibit 99.1

FOR IMMEDIATE RELEASE

New York City REIT’s 123 William Street earns ENERGY STAR certification

Outperforms similar U.S. buildings on measure of energy efficiency

New York, August 31, 2020 /Businesswire/ – New York City REIT, Inc. (NYSE: NYC) announced today that its property at 123 William Street in New York, NY has earned the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® certification for superior energy performance. 123 William Street is a 545,000 square-foot office building in downtown Manhattan. Major tenants include government, financial and not-for-profit organizations.

“We are honored to earn the ENERGY STAR certification for superior energy performance at 123 William Street and appreciate this meaningful recognition of our energy efficiency efforts” said Michael Weil, NYC’s Chief Executive Officer “The extensive upgrades we have made to the building and its systems over the past year demonstrate the commitment we have to pursuing the best interests of our stockholders, tenants, and the neighborhoods where our properties are located. Through the efforts of the building management and our in-house team, the whole community surrounding 123 William Street will recognize these benefits through reduced energy consumption and greener operations.”

123 William Street earned the ENERGY STAR certification of 83 for superior energy performance following extensive infrastructure upgrades and active energy management practices including the installation of variable frequency drives on major building equipment, a building-wide upgrade of the building management system and optimization of the energy management system.

ENERGY STAR certified buildings and plants are verified to perform in the top 25 percent of buildings nationwide, based on weather-normalized source energy use that takes into account occupancy, hours of operation, and other key metrics. ENERGY STAR is the only energy efficiency certification in the United States that is based on actual, verified energy performance.

On average, ENERGY STAR certified buildings and plants use 35 percent less energy, cause 35 percent fewer greenhouse gas emissions, and are less expensive to operate than their peers—all without sacrifices in performance or comfort. For more information about ENERGY STAR for Buildings and Plants, visit www.energystar.gov/buildings.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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